GLOBAL ENERGY INC.
P.O. Box 49149
Suite 400, Four Bentall Centre
1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1J1

Global Energy Inc. Announces Appointment of New Director and Officer

VANCOUVER, B.C. - April 6, 2005 - Global Energy Inc. (the "Company") (OTCBB:GEYI) is pleased to announce that on April 5, 2005, our Board of Directors' appointed Mr. Christopher S. Kape as a director, and also appointed him to the position of President and Chief Executive Officer.

Mr. Kape currently holds senior officer positions within a portfolio group of five- (5) private companies, all of which are involved in online marketing activities related to sports. Previously Mr. Kape has held a variety of positions including owner and President of Interactive Classified Corporation, an online classified based company that he successfully sold in 2004 after a buyout and 3 year operations turnaround. From 2001 to March 2005, Mr. Kape was also Chief Financial Officer of Isee3d Inc. (ICG.H - TSX Venture). Prior to that Mr. Kape was the Principal Partner of a senior management recruiting firm, specializing in the technology sectors of enterprise resource planning and customer relationship management, which was sold in December 1999. Mr. Kape began his career at Procter & Gamble, where he tenured for 2 years. Mr. Kape holds a Bachelor of Arts in Administrative and Commercial Studies (Finance and Economics) from the University of Western Ontario and is presently pursuing his Master's in Business Administration at the John Molson School of Business in Montreal, Quebec.

Mr. Dean Rogers has resigned as a Company director.

Our Board of Directors now consists of Messrs. Nick DeMare and Christopher S. Kape. The Board is exploring new business opportunities for the Company.

The Company is also moving its offices to Suite 400, Four Bentall Centre, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1J1. The Company's new telephone number is (604) 639-5835.

Contact:

Global Energy Inc.
Christopher Kape
President, CEO and Director
(604) 639-5835